Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

Four Embarcadero Center, 22nd Floor

San Francisco, California 94111

January 13, 2014

Incyte Corporation

Experimental Station

Route 141 & Henry Clay Road

Building E336

Wilmington, Delaware 19880

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Incyte Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 400,000 shares of the Company’s Common Stock, $.001 par value per share (the “Shares”), issuable pursuant to that certain Restricted Stock Unit Award Agreement, dated January 13, 2014, between Incyte Corporation and Hervé Hoppenot (the “RSU Agreement”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter.  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the RSU Agreement, will be validly issued, fully paid and nonassessable.  The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP